Exhibit 10.1

Hyatt Hotels Corporation
Amended and Restated Summary of Non-Employee Director Compensation
(Effective January 1, 2017)

This Amended and Restated Summary of Non-Employee Director Compensation was adopted by the Board of Directors (the “Board”) of Hyatt Hotels Corporation (“HHC”) on September 7, 2016 and effective as of January 1, 2017 and supersedes and replaces all prior versions.

All non-employee Directors of HHC will be entitled to receive the following compensation pursuant to the Non-Employee Director Compensation Program (the “Program”) effective on and after January 1, 2017:

I.	BOARD RETAINERS AND COMMITTEE FEES:
Members will be entitled to both annual retainers for service on the board of directors of HHC (the “Board”) as well as service as members on any committee of the Board1 in the following amounts:
Board Annual Retainers:

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$75,000 annual cash retainer (“Annual Fee”). The Annual Fee will be paid on a quarterly basis. Directors will receive a check for $18,750 after the end of each fiscal quarter, but may instead elect to receive all or a portion of the Annual Fee in shares of HHC Class A Common Stock (“Stock”). If shares of Stock are selected, the date of grant will be the 15th day of the last month of the quarter. If the 15th falls on a day on which the principal stock exchange on which the Stock is traded is closed, then the date of grant will be the next following day on which such principal stock exchange is open. The Stock will be reflected in the brokerage account established by HHC for the Director. If a Director ceases to be a member of the Board before the grant date for any quarter (regardless of whether or not he or she has elected to receive Stock), the Director shall receive in cash a pro-rata portion of the $18,750 fee for such quarter based on the number of days in the quarter in which the Director served on the Board, payable at the same time as cash fees are paid generally to Directors for such quarter.

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$150,000 payable in the form of shares of Stock (“Annual Equity Retainer”). The Annual Equity Retainer will be paid on the date of HHC’s annual meeting of stockholders at which directors are elected each year (the “Annual Meeting”), payable in arrears for service since the prior Annual Meeting. The Stock will be reflected in the brokerage account established by HHC for the Director. If a Director ceases to be a member of the Board prior to the next Annual Meeting, then such Director shall receive a pro-rata Annual Equity Retainer based on the number of days during which the Director served as a Director, divided by the number of days between Annual Meetings, determined and payable at the Annual Meeting following the date such Director ceased to be a member of the Board.

1 Committee retainers and fees will be paid in cash only and Directors will not have the right to elect to receive Stock or RSUs in lieu of cash.

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Newly elected Directors will receive $75,000 payable in the form of Stock (“Initial Equity Retainer”). The Initial Equity Retainer will be granted on the date of election or appointment as a Director with a value of $75,000, determined by reference to the fair market value of the Company’s Stock at the time of grant.

Committee Retainers:

•	$10,000 annual cash retainer for members of Committees other than Audit Committee

•	$15,000 annual cash retainer for members of Audit Committee.
Committee Chair Retainers:2

•	$25,000 annual cash retainer for Audit Committee Chair.

•	$25,000 annual cash retainer for Compensation Committee Chair.

•	$15,000 annual cash retainer for all other Committee Chairs.

II.	DIRECTORS DEFERRED COMPENSATION PLAN

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Directors may defer receipt of all or any portion of their Annual Fee and/or Annual Equity Retainer (collectively the “Retainer”) pursuant to the Directors’ Deferred Compensation Plan, as amended (the “Deferred Plan”).

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Amounts in respect of the Annual Fee and/or Annual Equity Retainer deferred under the Deferred Plan will be denominated in restricted stock units (each an “RSU”), which entitle the Director to receive shares of Stock (not subject to restrictions other than the minimum ownership requirements described below) at a set time in the future in accordance with the terms of the Deferred Plan.

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RSUs do not entitle the Director to rights as a stockholder unless and until Stock is delivered in respect of the RSUs. Stock will be issued and delivered in settlement of the RSUs automatically on the earlier of the Director’s termination of service as a Director for any reason or a change of control (within the meaning of the Deferred Plan). However, at the time of the applicable deferral election, a Director may elect to instead have the Stock delivered in settlement of the RSUs on the earlier of the fifth calendar year after deferral or a change of control (within the meaning of the Deferred Plan).[3]

2 Committee Chairs receive only the Committee Chair retainer and not the committee retainer. The Committee Chair Retainers and Committee Retainers will be paid in quarterly installments at the end of the quarter based on the Committee Chair’s and member of Committee’s service for such quarter.

3 Unless the five year deferral is selected, delivery of stock will occur in a lump sum on January 31st of the year following the Director’s termination of service. Delivery of the Stock cannot be accelerated other than on termination as a Director or Change in Control. Delivery of the Stock may be re-deferred beyond five years, but such deferral must be for at least an additional five years and the election to delay delivery must be made at least 12 months prior to the year in which the Stock was otherwise to be delivered.

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RSUs will carry dividend equivalent rights for each RSU. In the event that HHC pays dividends, dividend equivalent rights entitle the Director to receive cash payments equal to the dividends they would have received on the RSUs had the RSUs constituted outstanding shares of Stock at the time of such dividends (with such dividend equivalent amounts distributed to the Director at the same time as the underlying RSUs to which they relate).

III.	OTHER TERMS

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Deferral Elections: To the extent a Director desires to defer receipt of all or any part of the Retainers under the Deferred Plan, such election must be made in accordance with the terms of the Deferred Plan on or prior to December 31 of the calendar year prior to the calendar year to which the Retainer relates. Once an election to defer is made and becomes irrevocable, it may be revoked and changed only for future years.

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Calculation of Number of Shares of Stock or RSUs: The number of shares of Stock to be delivered to a Director or shares subject to RSUs credited under the Deferred Plan will be calculated by dividing the dollar amount of the relevant entitlement by the fair market value of a share of Stock on the date of the grant. Only whole shares of Stock or RSUs will be issued by rounding up to the next whole share of Stock, except with respect to the Annual Fee, where any remaining partial value for a fiscal quarter will be accumulated and allocated to the next fiscal quarter, however, in the last fiscal quarter, the value of the grant will be rounded up to the next whole share of Stock.

•	Vesting: All shares of Stock and RSUs (and shares of Stock issued in settlement thereof) will be immediately vested.

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Minimum Required Ownership: Each non-employee Director must accumulate and own, directly or indirectly, at least 5 times the Annual Fee ($375,000) worth of the Company’s common stock (or common stock equivalents held under the Deferred Plan) at all times during his or her tenure on the Board; provided, that non-employee Directors will have up to five (5) years of service on the Board to meet this ownership requirement. If the market value of a Director’s stock should fall below 5 times the Annual Fee (following the relevant accumulation period), such Director shall not be permitted to sell any of the Company’s common stock until the market value shall once again exceed 5 times the Annual Fee (other than in connection with a change of control transaction).

IV.	CERTAIN TAX CONSIDERATIONS FOR STOCK AND RSUs:

•	Directors will be taxed as ordinary income on the value of the Stock on the date the Stock is issued and delivered. The capital gain and Rule 144 holding periods both begin on such date.

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Directors will not be taxed on RSUs until the actual shares are issued and delivered. At that time, the value of the shares delivered will be taxable as ordinary income. For purposes of Rule 144 and capital gain tax rules, the relevant “holding period” does not begin until the shares (as opposed to RSUs) are actually issued.